Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between Proto Labs, Inc., a Minnesota corporation (the “Company”), and Victoria M. Holt, a resident of the State of Minnesota (the “Consultant”), effective as of February 4, 2021 (the “Effective Date”).

RECITALS

WHEREAS, the Consultant is employed by the Company as its Chief Executive Officer.

WHEREAS, the Consultant’s employment with the Company is anticipated to continue through February 28, 2021, the Consultant’s employment retirement date, with such employment continuing to be in accordance with the terms of the Amended and Restated Executive Employment Agreement by and between the Company and Consultant entered into as of August 1, 2019 (including Exhibit A thereto, the “Employment Agreement”).

WHEREAS, the Company and the Consultant have agreed that following Consultant’s retirement from employment with the Company, beginning on March 1, 2021, the Company will engage the Consultant to provide consulting services to the Company pursuant to the terms of this Agreement.

WHEREAS, during the Consulting Period (as defined below), the Consultant will have access to confidential, proprietary and trade secret information of the Company, and it is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, and to secure cooperation from Consultant with respect to matters related to her engagements with the Company.

WHEREAS, the Consultant understands that the Consultant’s receipt of the compensation provided for in this Agreement depends on, among other things, the Consultant’s willingness to agree to and abide by the Confidentiality Agreement (as defined below) and other covenants referenced in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement referred to below, the parties hereto, intending to be legally bound, agree as follows:

1.     Consulting Services.

(a)     Consulting Services. The Consultant will provide reasonable consulting services to the Company in connection with the Company Business, as an independent contractor for the period beginning on March 1, 2021 and continuing through February 28, 2022, unless terminated earlier in accordance with Section 2 (the “Consulting Period”). The Consultant agrees to render consulting services of the nature described in Schedule 1 attached hereto as may be requested from time to time by the Company during the Consulting Period (the “Consulting Services”). The Consultant may determine, in the Consultant’s sole discretion, the means and manner of performing the Consulting Services. The Company retains the right to require that the Consultant satisfactorily perform the Consulting Services. Subject to the Consultant’s specific obligations under this Agreement and the Confidentiality Agreement, nothing in this Agreement or the Confidentiality Agreement shall prohibit the Consultant from providing services to other persons or entities during the Consulting Period, provided that doing so does not (i) prevent the Consultant from performing the terms of this Agreement or (ii) violate the terms of the Confidentiality Agreement or the Employment Agreement.

(b)     Consulting Fee. For the Consultant’s Consulting Services during the Consulting Period, the Consultant will receive a consulting fee of $5,000.00 per month (the “Consulting Fee”), with the Consulting Fee payable on or about the last business day of each month during the Consulting Period (beginning on or about March 31, 2021). All installments of the Consulting Fee shall cease upon the termination of the Consulting Period, in accordance with this Agreement, with any final Consulting Fee prorated for the final partial month on the Consulting Period if the Consulting Period is terminated by either party in accordance with Section 2 before February 28, 2022.

(c)     Benefits Continuation.      As additional consideration for the Consultant entering into this Agreement, if the Consultant was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company prior to the separation of her employment with the Company, and if the Consultant timely elects to continue such coverage, then the Consultant will be allowed to continue to be covered under such group health plan in accordance with the terms and conditions of the Company’s applicable executive retiree medical plan.

(d)     Expenses During the Consulting Period. The Company will reimburse the Consultant for any reasonable expenses incurred by the Consultant during the Consulting Period, including travel, provided however, that all reimbursements of the Consultant’s out-of-pocket expenses exceeding $1,000.00 are approved by the Company in writing and in advance of being incurred and that expenses of any amount are submitted in a form acceptable to the Company with documentation substantiating the expense and are consistent with the Company’s then-current expense reimbursement policies.

(e)     Independent Contractor Relationship. The Consultant’s relationship to the Company during the Consulting Period shall be that of an independent contractor. For the Consultant’s performance of the Consulting Services, the Consultant shall not be treated as an employee of the Company and shall not be entitled to any compensation or benefits provided to employees of the Company. The Company will not withhold FICA or income tax payments from any amounts payable to the Consultant under this Agreement, and the Consultant shall be solely responsible for the payment of any income, employment, or other taxes owing with respect to compensation paid to or on behalf of the Consultant under this Agreement. The Company does not guarantee any particular tax consequence or result with respect to any compensation paid to or on behalf of the Consultant under this Agreement. The Consultant shall indemnify and hold the Company harmless against any claim or liability (including penalties) resulting from failure of the Consultant to pay such taxes or contributions, or failure of the Consultant to file any such tax forms.

2.      Termination. Notwithstanding any other language in this Agreement, the Company may terminate the Consulting Period and this Agreement under the following circumstances: (i) immediately upon the Consultant’s material failure or refusal to perform satisfactorily the Consulting Services, (ii) immediately upon a material breach of this Agreement, the Confidentiality Agreement or the Employment Agreement by the Consultant, (iii) immediately if the Consultant engages in any act that involves material dishonesty or demonstrates a willful and continuing disregard for the best interests of the Company, or (iv) for any other reason upon no less than sixty (60) days’ notice to the Consultant. Notwithstanding any other language in this Agreement, the Consultant may terminate the Consulting Period and this Agreement under the following circumstances: (i) immediately upon a material breach of this Agreement by the Company, or (ii) for any other reason upon no less than sixty (60) days’ notice to the Consultant.

3.     Return of Property. Upon termination of the Consultant’s services to the Company, or at any earlier time upon request from the Company, the Consultant shall deliver promptly to the Company all property of the Company that is in the Consultant’s possession or under the Consultant’s control, including any computers, cellular telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media.

4.     Cooperation. The Consultant agrees to cooperate with the Company with respect to any business matters about which the Consultant has knowledge relating to matters encompassed within the Consulting Services, including any litigation or threatened litigation. It is agreed and understood that (a) the Company’s request(s) to cooperate after the end of the Consulting Period will be scheduled for such times and places as do not interfere with the Consultant’s prior business or personal commitments, and (b) in providing such cooperation after the end of the Consulting Period, the Consultant shall be paid a reasonable consulting fee, and any out-of-pocket expenses incurred by the Consultant shall be promptly reimbursed upon presentation of reasonable expense documentation in accordance with the terms set forth in Section 1(d).

5.     Confidentiality and Restrictive Covenants Agreement. As a condition of, and simultaneous with, entering into this Agreement, the Consultant agrees to the terms of the Consultant Confidentiality and Restrictive Covenants Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

6.     Successors.

(a)     This Agreement is personal to the Consultant and without the prior written consent of the Company shall not be assignable by the Consultant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant’s legal representatives.

(b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Consultant agrees that the Company (without any further consent of the Consultant), may assign this Agreement to any of its respective directly or indirectly owned subsidiaries, parent entities or entities under common control with such parent entities, and in connection with such assignment, such subsidiary, parent entity or entity under common control with such parent entity shall expressly assume this Agreement; provided, however, that no such assignment shall release the Company from its obligations hereunder.

7.     Entire Agreement. This Agreement (including Schedule 1 and the Confidentiality Agreement attached hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement does not modify or otherwise affect the Employment Agreement, which will remain in full force and effect in accordance with its terms.

8.     Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Such notices, requests, demands, claims and other communications shall be sent to the recipient party at the address indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

To the Company:

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Attention: Board Chair

To the Consultant:

The last known address on file with the Company.

9.     Miscellaneous.

(a)     This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Minnesota without giving effect to the choice or conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

(b)     The parties agree that any dispute concerning this Agreement is to be brought in the courts of the State of Minnesota and the Federal courts of the United States of America located in the District of Minnesota with respect to the interpretation and enforcement of the provisions of this Agreement. The Company and the Consultant hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute.

(c)      In the event that attorneys’ fees or other costs are incurred to secure performance of any obligation under this Agreement, or to establish damages for the breach of any obligation, agreement or covenant under this Agreement, or to obtain any other appropriate relief under this Agreement, whether by way of prosecution or defense, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted allocable in the discretion of the court presiding over such proceeding.

(d)     Except for any rights that the Consultant or the Company may have in law or equity to immediately seek emergency or temporary injunctive and other equitable relief, in the event of any dispute between the Consultant and the Company relating to this Agreement, before proceeding with any legal claim or process, each party hereto hereby agrees to first notify the other party in writing of the existence and nature of the dispute and to enter into discussions in good faith to resolve such dispute. In the event that the Consultant and the Company are unable to resolve such dispute or agree to mediate such dispute within thirty (30) days after written notice of the dispute was first given, either party may proceed with such claim in any other manner permitted by law and in accordance with this Agreement.

(e)     When a reference is made to an Exhibit, Section or Schedule, such reference shall be to an Exhibit, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The word “Agreement,” means this Agreement as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference, and the words “hereof,” “herein,” “hereto,” “hereunder” and other words of similar import shall refer to this Agreement.

(f)     If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(g)     Any of the provisions of this Agreement may be amended at any time by the mutual written agreement of the Company and Consultant. No failure or delay of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

(h)     This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures and electronically delivered signatures shall be deemed originals.

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IN WITNESS WHEREOF, the Company and the Consultant have executed and delivered this Agreement as of the Effective Date first above written.

Proto Labs, Inc.

By: /s/ John Way
Name: John Way
Title: Chief Financial Officer

CONSULTANT

/s/ Victoria M. Holt
Victoria M. Holt

Signature Page to Consulting Agreement

SCHEDULE 1

NATURE OF SERVICES

To transfer knowledge and expertise the Consultant gained as an employee and Chief Executive Officer of the Company, the Consultant will be accessible to and will provide information to answer questions of certain Company employees (anticipated to be the Company’s Chief Executive Officer (“CEO”) or the CEO’s direct reports) members of the Company’s Board of Directors. The Consultant also will assist with other services as reasonably requested by the Company’s CEO or the CEO’s designee(s) or any member of the Board of Directors, including but not limited to reviewing and completing corporate documents, assisting with litigation and threatened litigation, and providing such other services whereby the Company determines it can utilize the Consultant’s knowledge and expertise.